Third Amendment to Amended and Restated Revolving Credit Agreement

This Third Amendment to Amended and Restated Revolving Credit Agreement (herein, the “Amendment”) is entered into as of August 31, 2007, by and among World Acceptance Corporation, a South Carolina corporation (the “Borrower”), the Banks party hereto, Bank of Montreal, as successor Agent for the Banks (the “Agent”), and Harris N.A. as resigning Agent for the Banks (the “Prior Agent”).

Preliminary Statements

A.The Borrower, the Banks, JPMorgan Chase Bank as Co-Agent, and the Prior Agent are parties to a certain Amended and Restated Revolving Credit Agreement, dated as of July 20, 2005, as amended (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has requested that the Banks agree to extend the Termination Date, increase the Base Revolving Credit Commitment, increase the Seasonal Revolving Credit Commitment, and make certain other amendments to the Credit Agreement, and the Banks are willing to do so under the terms and conditions set forth in this Amendment. In addition, Harris N.A. is resigning as “Agent” under, and as defined in, the Credit Agreement, and the parties have agreed to substitute Bank of Montreal as successor Agent and, in connection therewith, to replace Harris N.A. (herein, the “Departing Bank”) as a Bank with BMO Capital Markets Financing, Inc. (herein, the “New Bank”) as a replacement Bank.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Assignment.

The Departing Bank hereby agrees to sell and assign without representation, recourse, or warranty all of its Obligations and Commitment (except the Departing Bank represents to New Bank that it has authority to execute and deliver this Amendment and sell its Obligations and assign its Commitment contemplated hereby, which Obligations are owned by the Departing Bank free and clear of all Liens), and upon the satisfaction of the conditions precedent set forth in Section 4 hereof New Bank hereby agrees to purchase and assume, 100% of the Departing Bank’s outstanding Obligations and Commitment under the Credit Agreement and the Loan Documents (including, without limitation, all of the Loans held by the Departing Bank) for a purchase price equal to the outstanding principal balance of Loans owed to the Departing Lender under the Credit Agreement as of the effective date of this Amendment, which purchase price shall be paid in immediately available funds on such date. Such purchase and sale shall be arranged through Bank of Montreal, as successor Agent as provided for below, and the Departing Bank hereby agrees to execute such further instruments and documents, if any, as Bank of Montreal, as successor Agent, may reasonably request in connection therewith. The New Bank hereby confirms that it has received a copy of the Loan Documents and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans and other extensions of credit thereunder. The New Bank acknowledges and agrees that it has made and will continue to make, independently and without reliance upon the Agent or any other Bank and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Credit Agreement. The New Bank further acknowledges and agrees that the Agent has not made any representations or warranties about the credit worthiness of the Borrower or any other party to the Credit Agreement or any other Loan Document or with respect to the legality, validity, sufficiency or enforceability of the Credit Agreement or any other Loan Document or the value of any security therefor.

Upon satisfaction of the conditions precedent set forth in Section 4 hereof and the payment of the purchase price owing to the Departing Bank pursuant hereto, the Departing Bank shall cease to be a Bank under the Credit Agreement and the other Loan Documents and (i) the New Bank shall have the rights of the Departing Bank thereunder subject to the terms and conditions hereof, and (ii) the Departing Bank shall have relinquished its rights (other than rights to indemnification and reimbursements referred to in the Credit Agreement which survive the repayment of the Obligations owed to the Departing Bank in accordance with its terms, including Sections 2.10, 12.6 and 12.13 thereof) and be released from its obligations under the Credit Agreement; provided Harris N.A. shall continue to serve as Security Trustee pursuant to the Loan Documents and nothing herein contained shall affect its rights or obligations in its capacity as such Security Trustee. It is understood that all unpaid interest and fees accrued to the effective date of this Amendment that are owed to the Departing Bank with respect to the interest assigned hereby are for the account of the Departing Bank and such interest and fees accruing from and including the effective date of this Amendment are for the account of the New Bank. Each of the Departing Bank and the New Bank hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

Section 2.	Resignation of Harris N.A. as Agent and appointment of Bank of Montreal as successor Agent.

Harris N.A. is currently Agent for the Banks under the Credit Agreement and the related Loan Documents. Harris N.A. is resigning as Agent under the Credit Agreement and the related Loan Documents, effective upon the satisfaction of the conditions precedent set forth in Section 4 below. Each Bank hereby appoints Bank of Montreal as the successor Agent for all purposes of the Credit Agreement and the other Loan Documents, effective immediately (any prior written notice thereof required by Section 11.8 of the Credit Agreement being expressly waived by the parties hereto), and hereby authorizes Bank of Montreal, the successor Agent, to take such action as the Agent on behalf of the Banks and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. All references in the Loan Documents, including any exhibits or schedules thereto, to Harris N.A. as Agent shall from and after the effective date of this Amendment be deemed to be a reference to Bank of Montreal, as Agent; provided Harris N.A. shall continue to serve as Security Trustee pursuant to the Loan Documents and nothing herein contained shall affect its rights or obligations in its capacity as such Security Trustee. The Borrower hereby consents to the appointment of Bank of Montreal as the successor Agent for all purposes of the Credit Agreement and the other Loan Documents.

Section 3.	Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement shall be and hereby is amended as follows:

3.1.The defined terms “Base Rate”, “Eurodollar Margin”, and “LIBOR” (including the definitions of “LIBOR Index Rate” and “Telerate Page 3750” found therein) set forth in Section 2.1 of the Credit Agreement (Applicable Interest Rates) shall each be amended and restated in their entirety to read as follows (which shall each be effective as of August 31, 2007):

“Base Rate” means for any day the greater of: (i) the rate of interest announced or otherwise established by the Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Agent’s best or lowest rate) and (ii) the sum of (x) the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y) 1/2 of 1%.

“Eurodollar Margin” means 1.80% per annum.
“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing.“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period. “LIBOR01 Page” means the display designated as “Reuters Screen LIBOR01 Page” (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

3.2.Section 5.1 of the Credit Agreement (Definitions) shall be amended by adding thereto in appropriate alphabetical order the definition of “Designated Disbursement Account”, and the definitions of “Base Revolving Credit Commitment”, “Seasonal Revolving Credit Commitment” and “Termination Date” appearing therein shall be amended and restated to read as follows (which shall each be effective as of August 31, 2007):

“Base Revolving Credit Commitment" means, as to any Bank, the obligation of such Bank to make Loans under the Revolving Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Banks acknowledge and agree that the Base Revolving Credit Commitments of the Banks aggregate $187,000,000 on August 31, 2007.

“Designated Disbursement Account” means the account of the Borrower maintained with the Agent or its Affiliate and designated in writing to the Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the Agent may otherwise agree).

“Seasonal Revolving Credit Commitment” means, as to any Bank and available only during the Availability Period, the obligation of such Bank to make Loans under the Revolving Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrower and the Banks acknowledge and agree that the Seasonal Revolving Credit Commitments of the Banks aggregate $30,000,000 on August 31, 2007.

“Termination Date” means September 30, 2009, or such later date to which the Commitments are extended pursuant to Section 3.4 hereof, or such earlier date on which the Commitments are terminated in whole pursuant to Sections 2.9, 9.3 or 9.4 hereof.

3.3.The last sentence of Section 2.3(d) of the Credit Agreement (Disbursement of Loans) shall be amended and restated in its entirety to read as follows:

Subject to Section 7 hereof, the Agent shall make the proceeds of each new Borrowing available to the Borrower at the Agent’s principal office in Chicago, Illinois (or at such other location as the Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the Agent may otherwise agree.

3.4.Section 8.9(e) of the Credit Agreement (Permitted Indebtedness) shall be amended and restated in its entirety to read as follows:

(e) other unsecured Indebtedness for Borrowed Money to any Person (other than to the Borrower or another Restricted Subsidiary) in an aggregate amount for the Borrower and all Restricted Subsidiaries not exceeding $15,000,000 at any time outstanding.

3.5.Section 11.8 of the Credit Agreement (Resignation of Agent) shall be amended by striking the phrase “a commercial bank organized under the laws of the United States of America or of any State thereof” appearing in the third sentence thereof and inserting in its place the phrase “a commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America”.

3.6.Section 11 of the Credit Agreement (The Agent) shall be further amended by adding at the end thereof a new Section 11.12 which shall read as follows:

Section 11.12. Security Trustee. The Banks and the Borrower acknowledge and agree that Harris N.A. has been appointed to act as Security Trustee pursuant to the Loan Documents. The Security Trustee shall have all of the benefits and immunities (i) provided to the Agent in this Section 11 with respect to any acts taken or omissions suffered by the Security Trustee in connection with any Loan Documents as fully as if the term “Agent”, as used in this Section 11, included the Security Trustee with respect to such acts or omissions and (ii) as additionally provided in this Agreement and any of the other Loan Documents with respect to the Security Trustee.

3.7.Section 12.11 of the Credit Agreement (Amendments) shall be amended by (a) striking the word “and” appearing after subsection (b) appearing in the third line of this Section, and (b) inserting after subsection (c) and before the proviso appearing in the fourth line of this Section the following:

, and (d) if the rights or duties of the Security Trustee are affected thereby, the Security Trustee

3.8.Schedule 1.l to the Credit Agreement (Commitments) shall be amended and restated in its entirety to read as the Schedule 1.1 attached hereto.

Section 4.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

4.1.The Borrower, the Banks, the Prior Agent, and Bank of Montreal, as successor Agent, shall have executed and delivered this Amendment, and the Borrower shall have executed and delivered to the Agent (for the account of the Banks) replacement Notes in the amount of each Bank’s aggregate Commitment.

4.2.The Restricted Subsidiaries parties to the Subsidiary Guaranty Agreement shall have executed and delivered to the Agent their consent to this Amendment in the form set forth below.

4.3.The Borrower shall have executed and delivered to Bank of Montreal, as successor Agent, a replacement administrative agent’s letter and Designated Disbursement Account letter, each in form and substance acceptable to the successor Agent.

4.4.Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.

Section 5.	Representations.

In order to induce the Banks to execute and deliver this Amendment, the Borrower hereby represents to the Agent, the Security Trustee, and the Banks that as of the date hereof, after giving effect to the amendments set forth in Section 3 above, (a) the representations and warranties set forth in Section 6 of the Credit Agreement and in the other Loan Documents are and shall be and remain true and correct (except that the representations contained in Section 6.6 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Agent) and (b) the Borrower and the Guarantors are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default exists or shall result after giving effect to this Amendment.

Section 6.	Miscellaneous.

6.1.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

6.2.The Borrower heretofore executed and delivered, among other things, the Company Security Agreement and hereby acknowledges and agrees that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement as amended hereby entitled to all of the benefits and privileges set forth therein.

6.3.The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

6.4.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format File (also known as an “PDF” file) shall be effective as delivery of a manually executed counterpart hereof. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws).

[Signature Page to Follow]

This Third Amendment to Amended and Restated Revolving Credit Agreement is entered into as of the date and year first above written.
World Acceptance Corporation

	By	/s/A. Alexander McLean, III
Name: A. Alexander McLean, III
Title: Chief Executive Officer

Accepted and agreed to.

Bank of Montreal, in its capacity as successor Agent

	By	/s/Michael Cameli
Name Michael Cameli
Title Director

BMO Capital Markets Financing, Inc.

	By	/s/Michael Cameli
Name Michael Cameli
Title Director

JPMorgan Chase Bank, N.A.

	By	/s/Michael M. Tolentino
Name Michael M. Tolentino
Title Vice President

LaSalle Bank National Association

	By	/s/David H. Shearer
Name David H. Shearer
Title Senior Vice President

Capital One, National Association

	By	/s/Lori Mitchell
Name Lori Mitchell
Title Vice President

Wells Fargo Financial Preferred Capital, Inc.

	By	/s/William M. Laird
Name William M. Laird
Title Senior Vice President

Carolina First Bank

	By	/s/Kevin M. Short
Name Kevin M. Short
Title Executive Vice President

Accepted and agreed to.

Harris N.A., in its capacity as Security Trustee and as resigning Agent and as Departing Bank

	By	/s/Michael Cameli
Name Michael Cameli
Title Director

Acknowledgement and Consent

Each of the undersigned is a Restricted Subsidiary of World Acceptance Corporation who has executed and delivered to the Security Trustee, the Agent, and the Banks the Subsidiary Guaranty and the Subsidiary Security Agreement. Each of the undersigned hereby acknowledges and consents to the Third Amendment to Amended and Restated Revolving Credit Agreement set forth above and confirms that the Loan Documents executed by it, and all of its obligations thereunder, remain in full force and effect, and that the security interests and liens created and provided for therein continue to secure the payment and performance of the Obligations of the Borrower under the Credit Agreement after giving effect to the Amendment. Each of the undersigned acknowledges that the Security Trustee, the Agent, and the Banks are relying on the foregoing in entering into the Amendment.

Dated as of August 31, 2007.
World Acceptance Corporation of Alabama
World Acceptance Corporation of Missouri
World Finance Corporation of Georgia
World Finance Corporation of Louisiana
World Acceptance Corporation of Oklahoma, Inc.
World Finance Corporation of South Carolina
World Finance Corporation of Tennessee
WFC of South Carolina, Inc.
World Finance Corporation of Illinois
World Finance Corporation of New Mexico
World Finance Corporation of Kentucky
WFC Services, Inc., a South Carolina corporation
World Finance Corporation of Colorado

By	/s/A. Alexander McLean, III
A. Alexander McLean, III
Its Chief Executive Officer

WFC Limited Partnership

By	WFC of South Carolina, Inc., as sole general partner

By	/s/A. Alexander McLean, III
A. Alexander McLean, III
Its Chief Executive Officer

World Finance Corporation of Texas

By	/s/Jeff L. Tinney
Jeff L. Tinney
Its President

Schedule 1.1

Commitments

Name of Bank	Base Revolving Credit Commitments	Seasonal Revolving Credit Commitments	Total Commitments
BMO Capital Markets Financing, Inc.	$41,098,901.10	$6,593,406.58	$47,692,307.68
JPMorgan Chase Bank, NA	$35,704,670.33	$5,728,021.98	$41,432,692.31
LaSalle Bank National Association	$28,769,230.77	$4,615,384.62	$33,384,615.39
Capital One, National Association	$23,375,000.00	$3,750,000.00	$27,125,000.00
Wells Fargo Financial Preferred Capital, Inc.	$35,704,670.33	$5,728,021.98	$41,432,692.31
Carolina First Bank	$22,347,527.47	$3,585,164.84	$25,932,692.31
Total	$187,000,000.00	$30,000,000.00	$217,000,000.00